Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
April 21, 2020
George Lancaster, Hines
(713) 966-7676
George.Lancaster@hines.com

HINES GLOBAL INCOME TRUST COMPLETES SALE OF BISHOP’S SQUARE
(DUBLIN) - Hines, the international real estate firm, announced today the sale of Bishop’s Square by Hines Global Income Trust, Inc. (“Hines Global”). The Class A office building, located in Dublin’s Central Business District, was acquired in 2015 and was sold to GLL Real Estate Partners.
“Bishop’s Square is a great example of the value the Hines organization can provide,” said Alfonso Munk, Chief Investment Officer, Americas and President of Hines Global. “Coming out of the global financial crisis, our research team identified the Dublin office market as an attractive location based on strong office fundamentals and our Dublin team was able to capitalize on their local market knowledge and existing relationships to acquire Bishop’s Square through an off-market transaction.”
After acquiring the asset, Hines Global implemented energy-conservation upgrades, building improvements and an expansion which added 27,000 square feet. The more than 180,000-square-foot property is currently 100% leased with a weighted average lease term of 11 years.
“I am very proud of the work we did to enhance Bishop’s Square as we delivered transformative upgrades and improvements that will continue to enhance both the existing and future tenant experiences,” said Hines Senior Managing Director and Ireland Country Head, Brian Moran.
“The completion of this transaction in the current environment is further testament to the high quality of the asset and the fortitude of Hines’ local Irish team,” said Senior Managing Director and Hines Global’s Chief Operating Officer, Janice Walker. “We are very pleased to have provided such an excellent outcome for our investors.”
ENDS

About Hines Global
Hines Global is a public, non-traded perpetual real estate investment trust (REIT), sponsored by Hines, that invests in institutional-caliber private real estate from around the world. Hines Global commenced operations in 2014, and seeks to invest in quality commercial real estate across a variety of asset classes, which may include office, retail, industrial, residential/living, hospitality or leisure, with a portfolio that totals 8.5 million square feet and 91 buildings. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines

Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 205 cities in 24 countries. Hines has approximately $133.3 billion* of assets under management, including $71 billion for which Hines serves as an investment manager, including non-real estate assets, and $62.3 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,393 properties, totaling over 459 million square feet. The firm’s current property and asset management portfolio includes 539 properties, representing over 232 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. *AUM includes both the global Hines organization as well as RIA AUM.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, or expectations or projections relating to benefits to be derived by tenants from the improvements at the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, Hines Global’s expectations regarding current and future tenants’ perception of the value created by the improvements made at the property by Hines Global, which may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the tenants at Bishop’s Square not being satisfied with the conditions and amenities at the property and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.